                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 15)*

                                   CDI Corp.
- --------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, Par Value $.10 Per Share
- --------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  125071 10 0
- --------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following page(s))

                               Page 1 of 5 Pages

CUSIP NO. 125071 10 0            13G                 PAGE  2  OF  5  PAGES


- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        WALTER R. GARRISON

- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /
                                                                (b) / /



- --------------------------------------------------------------------------------
3   SEC USE ONLY

- --------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

- --------------------------------------------------------------------------------

                           5  SOLE VOTING POWER
Number of
                                  2,062,608
Shares
                           -----------------------------------------------------
Beneficially               6  SHARED VOTING POWER

Owned by Each                        28,000

Reporting                  -----------------------------------------------------
                           7  SOLE DISPOSITIVE POWER
Person
                                  2,062,608
With
                           -----------------------------------------------------
                           8  SHARED DISPOSITIVE POWER

                                     28,000

- -------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,090,608


- --------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      X
- --------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.6%

- --------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN

- --------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 5 PAGES

                             SCHEDULE 13G FILED BY

                               Walter R. Garrison

                                PURSUANT TO THE
                        SECURITIES EXCHANGE ACT OF 1934



Item 1(a).  Name of Issuer:
- --------------------------

     CDI Corp.


Item 1(b).  Address of Issuer's Principal Executive Offices:
- -----------------------------------------------------------

     1717 Arch Street, 35th Floor, Philadelphia, PA  19103-2768


Item 2(a).  Name of Person Filing:
- ---------------------------------

     Walter R. Garrison


Item 2(b).  Address of Principal Business Office:
- ------------------------------------------------

     1717 Arch Street, 35th Floor, Philadelphia, PA  19103-2768


Item 2(c).  Citizenship:
- -----------------------

     United States of America


Item 2(d).  Title of Class of Securities:
- ----------------------------------------

     Common Stock, $0.10 par value


Item 2(e).  CUSIP Number:
- ------------------------

     125071 10 0


Item 3.:
- -------

     Not Applicable

                                 -Page 3 of 5-

Item 4.  Ownership:
- ------------------

     As of December 31, 1993:

     (a)  Amount Beneficially Owned:  2,090,608 shares

     (b)  Percent of Class:  10.6%

     (c)  Number of shares as to which said person has:

           (i)   sole power to vote or direct
                 the vote:  2,062,608 shares

          (ii)   shared power to vote or direct to
                 vote:  28,000

         (iii)   sole power to dispose or direct the
                 disposition of:  same shares as 4(c)(i) above

          (iv) shared power to dispose of: same shares as 4(c)(ii) above.


Item 5.  Ownership of Five Percent or Less of a Class:
- -----------------------------------------------------

   Not applicable


Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person:
- ---------------------------------------------------------

   Not applicable


Item 7. Identification and Classification of the Subsidiary
        which Acquired the Security Being Reported on by the
        Parent Holding Company:
- ------------------------------------------------------------

   Not applicable


Item 8.  Identification and Classification of
         Members of the Group:
- ---------------------------------------------

   Not applicable


Item 9.  Notice of Dissolution of Group:
- ---------------------------------------

   Not applicable

                                 -Page 4 of 5-

Item 10.  Certification:
- -----------------------

   Not applicable


Signature
- ---------

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




- --------------------------
    Date




- --------------------------
   Signature




  Walter R. Garrison
- -------------------------
   Name/Title

                                 -Page 5 of 5-